INFINIUM LABS

January 15, 2004

Tyrol Graham
3514 E. Columbia
Seattle, WA 98122

Dear Ty,

Infinium Labs, Inc. is pleased to confirm our offer to you on the following terms listed below. Please treat the details of this offer as confidential.

1. Employment Duties: Your employment shall be with the Company in the position of Vice President, Product Development reporting to Kevin Bachus.

This offer has been extended based on your general knowledge, background, experience and skill, not due to any knowledge you might have of your current employer's or any previous employer's trade secrets or other company specific information. As a condition of your employment at Infinium Labs, you will be required to sign a Nondisclosure/Confidentiality Agreement in which you agree not to disclose or use confidential or proprietary information or trade secrets of any current or prior employer. In this regard, you should use extreme care not to bring Infinium Labs any documents or other materials belonging to or acquired from any current or prior employer. By accepting this offer, you confirm that you have not disclosed to us or brought with you any confidential or proprietary information or trade secrets of any current or prior employer.

2. Start Date: Your effective start date will be January 15, 2004.

3. Salary: In consideration for your services to the Company, you shall receive $6,250.00 gross semi-monthly, paid on the 15th and the last day of the month, from which the Company will withhold and deduct all federal and state income, social security and disability taxes as required by applicable laws.

4. Performance Review: The Company conducts periodic performance reviews that may result in granting you a bonus and/or a merit increase based on job performance during the review period.

5. Stock Option Plan: We are also pleased to offer you the option to purchase one hundred fifty thousand (150,000) shares of stock in Infinium Labs. These options will be granted pursuant to the terms of the Infinium Labs Stock Option Plan. You are also eligible to participate in the MBO Plan for a maximum of 400,000 additional share options to be awarded pursuant to the Company's ISOP Plan.

6. Benefits You will be eligible to participate in the Company benefits program that is reviewed and revised periodically. Please refer to the Benefits Summary.

This offer is contingent upon proof of US citizenship or alien work permission as required under federal regulations.

Please sign and return the copy of this acceptance letter. Keep the original for your records.

We look forward to you joining us. Please call if you have any questions.

Sincerely,
Infinium Labs, Inc.

Kevin Bachus
President & COO

Offer Accepted:
Date: 1-15-04

PHANTOM

Infinium Labs Corporation
2033 Main Street Suite 309
Sarasota, FL 34237
Email, info@infiniumlabs.com
www.infiniumlabs.com
www.phantom.net